Exhibit 3.1

Delaware
The First State
I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “FERVO ENERGY COMPANY”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF MAY, A.D. 2026, AT 8:08 O`CLOCK P.M..

/s/ C. P. Sanchez
Charuni Patibanda-Sanchez, Secretary of State

6423450 8100	Authentication: 203912520
SR# 20262492655	Date: 05-12-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FERVO ENERGY COMPANY
Fervo Energy Company (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.The name of the Corporation is Fervo Energy Company. The Corporation was
incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 26,2017.
2.This Seventh Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the Amended and Restated Certificate of Incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
3.The text of the Seventh Amended and Restated Certificate of Incorporation of the
Corporation, as heretofore amended, is hereby amended and restated by this Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.
IN WITNESS WHEREOF, Fervo Energy Company has caused this Restated Certificate to be signed by a duly authorized officer of the Corporation, on May 12,2026.

Fervo Energy Company, a Delaware corporation

By:	/s/ Timothy Latimer
Name:	Timothy Latimer
Title:	Chief Executive Officer, Chair of the Board

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:08 PM 05/12/2026
FILED 08:08 PM 05/12/2026
SR 20262492655 - File Number 6423450

EXHIBIT A
CERTIFICATE OF INCORPORATION
OF
FERVO ENERGY COMPANY
ARTICLE I
The name of the corporation is Fervo Energy Company (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is c/o Capitol Services, Inc., 108 Lakeland Avenue, Dover, Kent County, DE 19901, and the name of its registered agent at such address is Capitol Services, Inc,
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented,
ARTICLE IV
The total number of shares of capital stock which the Corporation is authorized to issue is 1,050,000,000 comprised of (i) 1,040,000,000 shares of common stock, $0,0001 par value per share (the “Common Stock”), of which (a) 1,000,000,000 shares shall be a series designated as Class A Common Stock (the “Class A Common Stock”), and (b) 40,000,000 shares shall be a series designated as Class B Common Stock (the “Class B Common Stock”), and (ii) 10,000,000 shares of preferred stock, $0,0001 par value per share (the “Preferred Stock”).
Immediately upon the effectiveness of this Restated Certificate (the “Split Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Split Effective Time shall be automatically reclassified and converted into 0.7194 of a validly issued, fully paid and nonassessable share of Common Stock (and such reclassification and conversion, the “Reverse Stock Split”), without any action on the part of the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below. The Reverse Stock Split shall also apply to shares of Common Stock held by the Corporation as treasury shares. No fractional shares shall be issued in connection with the Reverse Stock Split, Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price of the Common Stock as reported on the Nasdaq Stock Market on the date of the Split Effective Time, by (b) the fraction of one share of Common Stock owned by the stockholder. Each certificate that immediately prior to the Split Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified and converted, subject to the treatment of fractional shares as described above,
The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below (i) the number of shares thereof then outstanding and (ii) with respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 5 of Article V) without a separate vote of the holders of Class A Common Stock, Class B Common Stock or Preferred Stock, as applicable, irrespective of the provisions of Section 242(b)(2) of the DGCL,
ARTICLE V
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A. COMMON STOCK.
1.General. Except as otherwise provided herein or required by law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges, preferences and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, preferences and powers of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.Voting, Except as otherwise provided herein or expressly required by law, at all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, (i) each holder of Class A Common Stock, as such, shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder, and (ii) each holder of Class B Common Stock, as such, shall have the right to forty (40) votes per share of Class B Common Stock held of record by such holder, Except as otherwise provided herein or required by law, the holders of shares of Class A Common Stock and Class B Common Stock, as such, shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation generally, and (b) be entitled to notice of any stockholders’ meeting in accordance with the Amended and Restated Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”); provided that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Certificate of Designation (as defined herein)) or pursuant to the DGCL, There shall be no cumulative voting,
3.Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law; provided, however, that in the event a dividend is paid in the form of shares of Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) and holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable.
4.Conversion of Class B Common Stock.
a.Right to Convert. At any time, any holder of shares of Class B Common Stock, at the option of such holder, may convert any share of Class B Common Stock held by such holder at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) share of Class A Common Stock,
b.Automatic Conversion of Class B Common Stock Upon Transfer. Each share of Class B Common Stock shall be automatically and immediately, without further action by the Corporation or the holder thereof, converted into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock upon its sale or transfer of beneficial ownership to any person or entity; provided that none of the following shall constitute a “sale or transfer” for the purposes of this provision: (a) the pledge of shares of Class B Common Stock that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise control (within the meaning of the Securities Act of 1933, as amended (the “Securities Act”)) over such pledged shares, provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a transfer; (b) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a merger or consolidation of the Corporation, or a sale of all or substantially all of the Corporation’s assets, provided that such merger or consolidation or sale of assets and such agreement or understanding was approved by the affirmative vote of a majority of the total number of directors then in office in advance of the entry into such agreement or understanding; (c) any proxy granted to any of the officers or directors of the Corporation at the request of the Board of Directors with respect to the voting of any of the Corporation’s capital stock in connection with actions to be taken at an annual or special meeting of stockholders; and (d) any transfer by a holder of Class B Common Stock (i) to a trust for the benefit of such holder or such holder’s immediate family, or to such holder’s Permitted Transferees (for purposes of this Restated Certificate, “Permitted Transferee” means, with respect to any holder of Class B Common Stock: (A) any member of such holder’s immediate family, which shall include any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin; (B) any trust for the direct or indirect benefit of such holder or any member of such holder’s immediate family; (C) any corporation, partnership, limited liability company or other entity of which such holder and/or members of such holder’s immediate family are the legal and beneficial owners of all of the outstanding equity securities or similar interests; and (D) any corporation, partnership, limited liability company or other entity controlled by, or under common control with, such holder), (ii) by gift or charitable contribution, or (iii) upon the death of such holder by will, intestacy or other operation of law, in each case, so long as such transferee agrees to be bound by the terms of this Restated Certificate,
c.Mandatory Conversion of Class B Common Stock. Each share of Class B Common Stock held by a Founder (as defined below) or any of such Founder’s Permitted Transferees shall automatically, without further action by the Corporation or any holder thereof, be converted into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock upon the earliest to occur of any of the following events (each, a “Mandatory Conversion Event”):
(i)the seven (7) year anniversary of the effective date of the registration statement filed by the Corporation in connection with its initial public offering of shares of Class A Common Stock (the “Sunset Date”);
(ii)the date on which the Founders, together with their respective Permitted Transferees, collectively cease to hold at least twenty-five percent (25%) of the aggregate number of shares of Class B Common Stock held by the Founders and their respective Permitted Transferees as of the effective date of the registration statement filed by the Corporation in connection with its initial public offering of shares of Class A Common Stock;
(iii)with respect to a particular Founder and such Founder’s Permitted Transferees only, the death or Disability (as defined below) of such Founder;
(iv)with respect to a particular Founder and such Founder’s Permitted Transferees only, the termination of such Founder’s employment with or service to the Corporation or any of its subsidiaries by the Corporation or such subsidiary for Cause (as defined below);
(v)any other event specified in a written agreement between the Corporation and any Founder,
d.Definitions.
(i)“Cause” means, with respect to a Founder, (A) the meaning set forth in any written employment or service agreement between such Founder and the Corporation or any of its subsidiaries, or (B) if there is no such agreement or no such definition, (i) such Founder’s commission of, indictment for, conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude, (ii) such Founder’s willful misconduct or gross negligence in connection with such Founder’s duties to the Corporation or any of its subsidiaries, (iii) such Founder’s material breach of any fiduciary duty owed to the Corporation or any of its subsidiaries, (iv) such Founder’s material breach of any written policy of the Corporation applicable to such Founder, or (v) such Founder’s material breach of any written employment or service agreement with the Corporation or any of its subsidiaries,
(ii)“Disability” means, with respect to a Founder, (A) the meaning set forth in any written employment or service agreement between such Founder and the Corporation or any of its subsidiaries, or (B) if there is no such agreement or no such definition, such Founder’s inability to perform the essential functions of such Founder’s position with the Corporation or any of its subsidiaries, with or without reasonable accommodation, for a period of one hundred eighty (180) consecutive days or for a total of one hundred eighty (180) days in any twelve (12) month period, due to a physical or mental impairment,
(iii)“Founder” means each of Timothy Latimer and Jack Norbeck,
e.Mechanics of Conversion. In the event of an optional conversion pursuant to Section 4(a), before any holder of Class B Common Stock shall be entitled voluntarily to convert the same into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such optional conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date. If the conversion is in connection with the automatic conversion provisions set forth in Section 4(b) or Section 4(c), such conversion shall be deemed to have been made (i) in the case of Section 4(c)(i), on the Sunset Date, (ii) in the case of Section 4(c)(ii), on the date the applicable ownership threshold is no longer satisfied, (iii) in the case of Section 4(c)(iii) or (iv), on the date of the applicable Mandatory Conversion Event, (iv) in the case of Section 4(c)(v), on the date specified in the applicable agreement, or (v) in the case of Section 4(b), on the applicable date of transfer or sale, the persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the applicable date, and, until presented for transfer, certificates previously evidencing shares of Class B Common Stock shall represent the number of shares of Class A Common Stock into which such shares were automatically converted. Shares of Class B Common Stock converted pursuant to

Section 4(a), Section 4(b), Section 4(c) or Section 4(d) shall be automatically retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly,
f.Policies. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Restated Certificate or Bylaws, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith, If the Corporation has reason to believe that any circumstance giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation (or in book-entry form as maintained by the transfer agent of the Corporation), the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within five (5) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation),
5.Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.
6.Merger, Consolidation, Conversion, Domestication, Transfer or Continuance. In the case of any consolidation or merger of the Corporation with or into any other entity or any conversion, domestication, transfer or continuance of the Corporation, the holders of shares of Class A Common Stock or Class B Common Stock shall be treated identically and ratably on a per share basis with respect to any consideration into which such shares are converted or any such consideration paid or otherwise distributed to the stockholders unless (i) such distribution, payment or consideration consists, in whole or in part, of shares of capital stock or other equity interests (“Equity Consideration”), in which case, the holders of shares of

Class A Common Stock or Class B Common Stock may receive, or have the right to elect to receive, different or disproportionate Equity Consideration in connection with such consolidation, merger, conversion, domestication, transfer or continuance or other similar transaction only if and solely to the extent that the difference in the per share Equity Consideration to the holders of the Class A Common Stock and Class B Common Stock is with respect to the voting power of such securities, with each share of Equity Consideration distributed to holders of Class B Common Stock (or issuable upon conversion of shares of Class B Common Stock) having forty (40) times the voting power of each share of Equity Consideration distributed to the holders of Class A Common Stock (or issuable upon conversion of shares of Class A Common Stock) in connection with such consolidation, merger or other transaction or (ii) any different or disproportionate treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
7.Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of such other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership among the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be treated differently if such treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
8.Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
B. PREFERRED STOCK
1.General. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
2.Designation and Amount. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any Certificate of Designation), Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation),
ARTICLE VI
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III, The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders following the initial registration of the Corporation’s Common Stock pursuant to the Securities Exchange Act of 1934, as amended; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following such registration; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders following such registration. Each class shall consist, as nearly as possible, of one-third of the total number of such directors, At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time (for purposes of this Restated Certificate, “Effective Time” means the time at which this Restated Certificate is filed with the Secretary of State of the State of Delaware in connection with the closing of the Corporation’s initial public offering of shares of Class A Common Stock), subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until their successor is duly elected and qualified or until their earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to designate members of the Board of Directors already in office as Class I, Class II and Class III,

B.Except as otherwise expressly provided by the DGCL or this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors,
C.Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D.Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until their earlier death, resignation, retirement, disqualification or removal,
E.Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Restated Certificate (including any Certificate of Designation), Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly, Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly,

F.In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal Bylaws of the Corporation, In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors,
G.The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide,
ARTICLE VII
A.Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL,
B.Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chair of the Board of Directors, the Chief Executive Officer or President, and shall not be called by any other person or persons.
C.Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation,
D.Business Combinations with Interested Stockholders. The Corporation elects not to be governed by Section 203 of the DGCL,
ARTICLE VIII
No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended, Any amendment, repeal or modification of this Article Vin, or the adoption of any provision of the Restated Certificate inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE IX
To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL (or any successor provision thereto), (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that is presented to or acquired, created, or developed by, or otherwise comes into the possession of any directors of the Corporation and any of their Affiliates (such Persons being referred to collectively herein as, “Covered Persons” and, individually, as a “Covered Person”); (ii) no Covered Person will have any duty to refrain from (1) engaging in a corporate opportunity that may be in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage in or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Covered Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Covered Person or any of their respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Covered Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Covered Person or any of their respective Affiliates may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person and, to the fullest extent permitted by the laws of the State of Delaware, shall not be liable to the Corporation or its stockholders or any of its subsidiaries for any fiduciary duty or other duty (contractual or otherwise) including as a stockholder, director or officer of the Corporation solely by reason of the fact that such Covered Person pursues or acquires such corporate opportunity for itself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or its subsidiaries, “Affiliate” for purposes of this section means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, “Person” for purposes of this section means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity,
To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Restated Certificate, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity, and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX, Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Restated Certificate (including any Certificate of Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption,
ARTICLE X
The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise,
ARTICLE XI
Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI, This Article XI is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction,
If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby,
ARTICLE XII
A.Notwithstanding anything contained in this Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI and this Article XII,
B.If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.